Exhibit 99.1

Contacts:
Tracy Henrikson	Rebecca Gregory
Corporate Communications	Corporate Communications
ImClone Systems Incorporated	ImClone Systems Incorporated
(908) 243-9945	(646) 638-5058
tracy.henrikson@imclone.com

COMPANY CONFIDENTIAL
DRAFT

IMCLONE SYSTEMS REPORTS FOURTH QUARTER AND FULL YEAR 2007
FINANCIAL RESULTS

-- ERBITUX® Sales Growth Continues; Fourth Quarter Global Net Sales of $371.0 Million and
 U.S. In-Market Sales of $185.0 Million; Full Year Global Sales Exceed $1.3 Billion --

-- Fourth Quarter Diluted Loss Per Share of $0.23; Fourth Quarter Non-GAAP Pro Forma Diluted
Earnings Per Share of $0.41, Excluding Patent Litigation Settlement Charge of $60.0 Million and
Partial Reinstatement of Valuation Allowance Against Deferred Tax Assets --

NEW YORK, January 31, 2008 - ImClone Systems Incorporated (NASDAQ: IMCL), a global leader in the development and commercialization of novel cancer therapeutics, today announced its financial results for the quarter and full year ended December 31, 2007.

Global net sales of ERBITUX® for the fourth quarter of 2007 were $371.0 million, compared to $293.0 million in the fourth quarter of 2006, an increase of 27%. U.S. in-market net sales of ERBITUX for the fourth quarter of 2007 were $185.0 million compared to $167.2 million for the fourth quarter of 2006, an increase of 11%. Approximately $5.0 million of the increase in U.S. in-market sales was attributable to a change in distribution model by ImClone’s ERBITUX commercialization partner Bristol-Myers Squibb (BMS) that resulted in wholesaler inventory build-up during the quarter. International, or non-U.S., net sales of ERBITUX were $186.0 million, compared to $125.8 million for the fourth quarter of 2006, an increase of 48%. As compared to the third quarter of 2007, worldwide ERBITUX in-market sales increased by $19.6 million, or 6%. The quarter-over-quarter increases in sales are due to increased demand for ERBITUX. U.S. in-market net sales of ERBITUX for the full year of 2007 were $691.7 million, a 6% increase over full year 2006 U.S. in-market net sales of $652.2 million.

Total revenues for the fourth quarter of 2007 were $151.4 million, compared to $132.2 million in the fourth quarter of 2006. Fourth quarter 2007 total revenues include the following:

•	Royalty revenue of $89.8 million, compared to $77.1 million for the fourth quarter of 2006, an increase of 16%. Royalty revenue for the quarter consists of 39% of BMS’ U.S. in-market ERBITUX net sales of $185.0 million and 9.5% of Merck KGaA’s international ERBITUX net sales of $186.0 million;

•	License fees and milestone revenue of $20.9 million, compared to $19.5 million for the fourth quarter of 2006, an increase of 7%;

•
Manufacturing revenue of $23.7 million, compared to $17.9 million for the fourth quarter of 2006. This increase is due to higher demand for ERBITUX from the Company’s corporate partners, partially offset by efficiencies achieved in the manufacturing process that resulted in a decrease in the price the Company charges its corporate partners; and

•
Collaborative agreement reimbursement revenue of $16.9 million, compared to $17.7 million for the fourth quarter of 2006. This decrease is due to a reduction in the reimbursement rate for royalty expenses from BMS for third-party royalties from 4.5% to 2.5%, effective January 1, 2007, and reduced purchases of ERBITUX by Merck KGaA for use in clinical studies. This decrease was partially offset by increases in purchases of ERBITUX by BMS for use in clinical studies, reimbursements of clinical and regulatory expenses from BMS and royalty reimbursement from Merck KGaA due to higher commercial sales of U.S. manufactured product.

Total operating expenses for the fourth quarter of 2007 were $174.9 million, compared to $83.1 million in the fourth quarter of 2006. Fourth quarter 2007 operating expenses include the following:

•
Research and development expense of $51.6 million, compared to $35.2 million for the fourth quarter of 2006. This expense line now includes the Company’s clinical and regulatory expenses for both periods, which had previously been reported separately. The increase is primarily attributable to the transition of the Company’s BB50 manufacturing facility from the production of ERBITUX to certain of the Company’s pipeline products, effective July 1, 2007. In addition, there were increases in clinical trial expenses associated with ERBITUX and pipeline products, and professional services and other costs associated with pre-clinical research activities. These increases were partially offset by a decrease in the amount of clinical trial development costs that the Company is responsible to pay as a result of the Amendment to the Commercial Agreement with BMS;

•
Selling, general and administrative expense of $22.9 million, compared to $16.2 million for the fourth quarter of 2006. This increase is primarily attributable to costs associated with the expansion of the Company’s field sales force and an increase in legal expenses related to the patent litigation settlement agreement executed with Yeda Research and Development Company Ltd. (“Yeda”) and Sanofi-Aventis in December 2007;

•
Royalty expense of $16.4 million, compared to $17.4 million for the fourth quarter of 2006. This decrease is due to the partial reversal of royalties previously accrued but unpaid to Sanofi-Aventis in conjunction with the patent litigation settlement agreement. This decrease was partially offset by the accrual of royalties to Yeda in accordance with the terms of the patent litigation settlement agreement and increased royalties due to higher ERBITUX sales. Approximately $8.4 million and $8.5 million in the fourth quarter of 2007 and 2006, respectively, were reimbursed as a component of collaborative agreement reimbursement revenue, resulting in net royalty expenses of $8.0 million for the fourth quarter of 2007, compared to $8.9 million for the fourth quarter of 2006;

•
Cost of manufacturing revenue was $23.9 million in the fourth quarter of 2007, compared to $14.6 million for the fourth quarter of 2006 primarily due to higher demand for ERBITUX from the Company’s corporate partners; and

•
Litigation settlement expense of $60.0 million was recorded in the fourth quarter of 2007 resulting from the patent litigation settlement agreement executed in December 2007 with Yeda and Sanofi-Aventis.

Operating loss in the fourth quarter of 2007 was $23.5 million, compared to operating income of $49.0 million in the fourth quarter of 2006.

Net loss for the fourth quarter of 2007 was $19.9 million, or $(0.23) per diluted share, compared to net income of $46.6 million, or $0.53 per diluted share, for the fourth quarter of 2006. Excluding the effect of the patent litigation settlement expense and partial reinstatement of valuation allowance against deferred tax assets, non-GAAP pro forma net income for the fourth quarter of 2007 would have been $36.4 million, or $0.41 per diluted share (please see Non-GAAP Pro Forma Earnings Reconciliation below).

Total revenues for the year ended December 31, 2007 were $590.8 million, compared to $677.8 million for the comparable period in 2006. Total revenues for the year ended December 31, 2006 include the impact of a “catch-up” adjustment of approximately $112.7 million associated with the $250 million milestone payment received from BMS in the first quarter of 2006 as a result of obtaining FDA approval of ERBITUX for use in the treatment of head and neck cancer.

The Company’s annual effective tax rate for 2007 was approximately 58%, which includes the effect of discrete charges of approximately $18.6 million, primarily related to the reinstatement of a portion of our valuation allowance against our deferred tax assets, which had been previously released in 2006. The recording of this valuation allowance has no effect on our cash taxes. Total net cash tax payments in 2007 were approximately $3.2 million.

Net income was $39.8 million, or $0.46 per diluted share, for the year ended December 31, 2007, compared to $370.7 million, or $4.11 per diluted share, for the comparable period in 2006. The comparable period results include the “catch-up” effect related to the $250 million milestone payment received from BMS described above. In addition, in 2006 the Company released a portion of its deferred tax asset valuation allowance which resulted in a tax benefit of approximately $111.3 million. Excluding the effect of total litigation settlements during 2007 and partial reinstatement of valuation allowance against deferred tax assets, non-GAAP pro forma net income for the year would have been $125.9 million, or $1.43 per diluted share (please see Non-GAAP Pro Forma Earnings Reconciliation below).

The Company had $1.0 billion in cash, cash equivalents and securities available for sale at December 31, 2007.

“ImClone made tremendous progress in 2007 in its transformation from a one-product company facing challenges on many fronts to a fully-integrated, multi-product biotechnology company well positioned to be a global leader in antibody-based therapeutics,” said John H. Johnson, Chief Executive Officer of ImClone. “Through the many key clinical, commercial, regulatory and legal achievements we have made over the last several quarters, we have entered 2008 with significantly enhanced strategic and operational flexibility and tighter control over how we grow the company in the future.”

Mr. Johnson continued, “We remain focused on maximizing our ERBITUX franchise and are planning for key regulatory submissions this year. We are aggressively developing our robust pipeline of novel antibodies and look forward to initiating the first two Phase III studies of one of those product candidates, IMC-1121B, this year. ImClone has established one of the largest antibody manufacturing capacities in the world and we will soon begin building out the second suite of our FDA-approved ‘BB50’ manufacturing facility to accommodate additional production of antibodies for ERBITUX and our pipeline.”

Non-GAAP Pro Forma Earnings Reconciliation
To provide investors with a clearer picture of the Company’s earnings versus last year, a reconciliation of diluted earnings (loss) per share prepared in accordance with GAAP to non-GAAP pro forma diluted earnings per share is set forth below. For 2007, non-GAAP pro forma diluted earnings per share for the fourth quarter and full year exclude the net of tax effect of litigation settlements paid and the partial reinstatement of valuation allowance against deferred tax assets. For 2006, non-GAAP pro forma diluted earnings per share for the quarter excludes the effect of the tax benefit associated with the release of a portion of the Company’s deferred tax asset valuation allowance and for the full year excludes the effect of the deferred tax asset valuation allowance release and the net of tax effect of the milestone revenue “catch-up” recorded in the first quarter of 2006.

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
GAAP diluted earnings (loss) per share	$(0.23)	$0.53	$0.46	$4.11
Partial reinstatement (release) of deferred tax valuation allowance	0.15	(0.14)	0.20	(1.21)
Milestone revenue “catch-up”	—	—	—	(0.99)
Litigation settlements	0.45	—	0.72	—
Effect of dilution	0.04	—	0.05	—
Non-GAAP pro forma diluted earnings per share	$0.41	$0.39	$1.43	$1.91

The Company believes that it is useful to present non-GAAP pro forma diluted earnings per share financial measures because it provides investors with a more complete understanding of the Company’s underlying operational results and trends. You should not consider non-GAAP pro forma diluted earnings per share financial measures in isolation or as a substitute for such measures determined in accordance with U.S. GAAP, as set forth above. Our definition of non-GAAP pro forma earnings may differ from other such measures.

ERBITUX and Pipeline Clinical Development Update

ERBITUX
•
In October 2007, the FDA approved an update to the ERBITUX product labeling to include overall survival data as a single agent in EGFR-expressing metastic colorectal cancer (m CRC) patients after failure of both irinotecan- and oxaliplatin-based regimens. With this approval, ERBITUX is the only approved biologic therapy to demonstrate improved overall survival as a single agent in patients with mCRC.

•
In October 2007, ImClone, BMS and Merck KGaA established an agreement for the co-development and co-commercialization of ERBITUX in Japan. The companies submitted an application in Japan in early 2007 for the use of ERBITUX in treating patients with EGFR-expressing metastatic colorectal cancer Cm CRC and expect to receive a response from Japanese authorities during 2008. ERBITUX is the first and only monoclonal antibody that inhibits the EGFR to be submitted for marketing authorization in Japan.

Pipeline Clinical Development
•
In the fourth quarter, progress was made in advancing each of ImClone’s five earlier-stage pipeline candidates, all fully-human IgG1 monoclonal antibodies, through clinical development. In December 2007, patient enrollment commenced for a Phase II study of IMC-1121B, which targets the vascular growth factor receptor-2, for advanced malignant melanoma. Patient accrual was also strong into ongoing Phase II clinical trials of IMC-1121B, IMC-A12, which targets the insulin growth factor-like receptor, and IMC-11F8, which targets the epidermal growth factor receptor. Phase I studies of IMC-18F1, which targets vascular growth factor receptor-1, and IMC-3G3, which targets the platelet-derived growth factor-alpha, continued to progress towards completion. ImClone plans to initiate additional Phase II and Phase III studies of these clinical pipeline candidates over the next several quarters.

Other Company Highlights
•
In December 2007, ImClone signed a settlement agreement with Yeda and Sanofi-Aventis to end worldwide litigation related to U.S. Patent No. 6,217,866 (the "866 Patent") and its foreign counterparts. ImClone paid Yeda $60.0 million in cash for full and final settlement of the claims and counterclaims in the matter.

Conference Call
ImClone will host a conference call with the financial community to discuss its fourth quarter and full year 2007 financial results on Thursday, January 31, 2008 at 11:00 a.m. EST.

The conference call will be webcast live and may be accessed by visiting ImClone Systems’ website at www.imclone.com. A replay of the audio webcast will be available under “Earnings Webcast” in the “Investor Relations” section of the Company's website starting shortly after the call on January 31, 2008.

Those parties interested in participating via telephone may join by dialing (888) 819-8018 domestically, or (913) 312-0826 for calls outside of Canada and the U.S., and referencing conference identification number 3023264. A telephone replay of the conference call will be available shortly after the call until February 7, 2008 at midnight EST. To access the telephone replay, dial (888) 203-1112 domestically, or (719) 457-0820 for calls outside of Canada and the U.S., and enter the conference identification number 3023264.

About ERBITUX®
ERBITUX is a monoclonal antibody (IgG1 Mab) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells called the epidermal growth factor receptor (EGFR, HER1, c-ErbB-1). In vitro assays and in vivo animal studies have shown that binding of ERBITUX to the EGFR blocks phosphorylation and activation of receptor-associated kinases, resulting in inhibition of cell growth, induction of apoptosis, and decreased matrix metalloproteinase and vascular endothelial growth factor production. In vitro, ERBITUX can mediate antibody-dependent cellular cytotoxicity (ADCC) against certain human tumor types. No anti-tumor effects of ERBITUX were observed in human tumor xenografts lacking EGFR expression. EGFR is part of a signaling pathway that is linked to the growth and development of many human cancers, including those of the head and neck, colon and rectum.

ERBITUX, as a single agent, is indicated for the treatment of EGFR- expressing mCRC after failure of both irinotecan-and oxaliplatin-based regimens. ERBITUX, as a single agent, is also indicated for the treatment of EGFR-expressing mCRC in patients who are intolerant to irinotecan-based regimens.

For full prescribing information, including boxed WARNINGS regarding infusion reactions and cardiopulmonary arrest, visit http://www.erbitux.com/.

Important Safety Information
Grade 3/4 infusion reactions occurred in approximately 3% of patients receiving ERBITUX (Cetuximab) in clinical trials with fatal outcome reported in less than 1 in 1000. Reactions characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, hypotension, loss of consciousness, and/or cardiac arrest. Severe infusion reactions require immediate and permanent discontinuation of ERBITUX therapy.

Most reactions (90%) were associated with the first infusion of ERBITUX despite premedication with antihistamines. Caution must be exercised with every ERBITUX infusion as there were patients who experienced their first severe infusion reaction during later infusions. Monitor patients for 1-hour following ERBITUX infusions in a setting with resuscitation equipment and other agents necessary to treat anaphylaxis (e.g., epinephrine, corticosteroids, intravenous antihistamines, bronchodilators, and oxygen). Longer observation periods may be required in patients who require treatment for infusion reactions.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in 4 of 1570 (<0.5%) of patients receiving ERBITUX in clinical trials. Permanently discontinue ERBITUX where ILD is confirmed.

In clinical studies of ERBITUX, dermatologic toxicities, including acneform rash, skin drying and fissuring, paronychial inflammation, infectious sequelae (eg, S. aureus sepsis, abscess formation, cellulitis, blepharitis, cheilitis), and hypertrichosis occurred in patients receiving ERBITUX therapy. Acneform rash occurred in 76-88% of 1373 patients receiving ERBITUX in clinical trials with severe acneform rash occurring in 1-17% of patients. Acneform rash usually developed within the first two weeks of therapy and resolved in a majority of the patients after cessation of treatment, although in nearly half, the event continued beyond 28 days. Monitor patients receiving ERBITUX for dermatologic toxicities and infectious sequelae. Sun exposure may exacerbate these effects.

In women of childbearing potential, appropriate contraceptive measures must be used during treatment with ERBITUX and for 6 months following the last dose of ERBITUX. If ERBITUX is used during pregnancy or if patients become pregnant while receiving ERBITUX, patients should be apprised of the potential risk for loss of pregnancy or potential hazard to the fetus.

Hypomagnesemia occurred in 55% (199/365) of patients receiving ERBITUX and was severe (NCI CTC grades 3 & 4) in 6-17%. The onset of hypomagnesemia and accompanying electrolyte abnormalities occurred days to months after initiation of ERBITUX. Monitor patients periodically for hypomagnesemia, hypocalcemia and hypokalemia, during and for at least 8 weeks following the completion of ERBITUX. Replete electrolytes as necessary

The most serious adverse reactions associated with ERBITUX in mCRC patients are infusion reactions, dermatologic toxicity, sepsis, renal failure, interstitial lung disease, and pulmonary embolus.

The most common adverse reactions with ERBITUX (incidence greater than or equal to 25% in the ERBITUX + plus best supportive care arm (BSC)) (n=288) vs. BSC (n=274), respectively, were fatigue (89%, 76%), rash/desquamation (89%, 16%), abdominal pain (59%, 52%), pain-other (51%, 34%), dry skin (49%, 11%), dyspnea (48%, 43%), constipation (46%, 38%), pruritus (40%, 8%), diarrhea (39%, 20%), vomiting (37%, 29%), infection without neutropenia (35%, 17%), headache (33%, 11%), fever (30%, 18%), insomnia (30%, 15%), cough (29%, 19%), dermatology-other (27%, 6%), and stomatitis (25%, 10%).

About ImClone Systems Incorporated
ImClone Systems Incorporated is a fully integrated biopharmaceutical company committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey. For more information about ImClone Systems, please visit the Company’s web site at http://www.imclone.com.

ERBITUX® is a registered trademark of ImClone Systems Incorporated.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those currently expected. Many of these factors are beyond the company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company's filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s most recent annual report of Form 10-K and in its quarterly reports on Form 10-Q and current reports on Form 8-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(see attached tables)

IMCLONE SYSTEMS INCORPORATED
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues:
Royalties	$89,822	$77,116	$332,182	$290,599
License fees and milestones	20,945	19,462	102,910	232,269
Manufacturing	23,653	17,887	85,109	86,476
Collaborative agreement reimbursements	16,934	17,698	70,632	68,503
Total revenues	151,354	132,163	590,833	677,847
Operating expenses:
Research and development	51,629	35,190	194,118	162,764
Selling, general and administrative	22,883	16,184	80,681	76,101
Royalties	16,446	17,427	71,544	73,958
Cost of manufacturing revenue	23,928	14,597	83,038	76,063
Litigation settlements	60,000	-	110,000	-
Withholding tax recovery	-	(264)	-	(264)
Total operating expenses	174,886	83,134	539,381	388,622

Operating income (loss)	(23,532)	49,029	51,452	289,225

Other income, net	9,923	9,001	43,839	31,095

Income (loss) before income taxes	(13,609)	58,030	95,291	320,320
Income tax provision (benefit)	6,336	11,472	55,492	(50,354)

Net income (loss)	$(19,945)	$46,558	$39,799	$370,674

Earnings (loss) per common share:
Basic	$(0.23)	$0.55	$0.46	$4.40
Diluted	$(0.23)	$0.53	0.46	$4.11
Shares used in calculation of earnings (loss) per common share:
Basic	86,263	84,894	85,804	84,235
Diluted	86,263	92,119	86,812	92,012

IMCLONE SYSTEMS INCORPORATED
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31,	December 31,
Assets	2007	2006
Current assets:
Cash and cash equivalents	$602,227	$20,568
Securities available for sale	304,534	1,023,609
Inventories	116,153	102,215
Other current assets	125,748	123,840
Total current assets	1,148,662	1,270,232

Property, plant and equipment, net	397,682	423,000
Securities available for sale	109,061	-
Other assets	113,854	146,604
Total assets	$1,769,259	$1,839,836

Liabilities and Stockholders' Equity
Current liabilities	$196,657	$238,932
Deferred revenue, long term	176,605	237,864
Long-term obligations	612,208	603,391
Total liabilities	985,470	1,080,187

Stockholders' equity	783,789	759,649
Total liabilities and stockholders' equity	$1,769,259	$1,839,836